FIRST AMENDMENT

TO THE STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) to the Stock Purchase Agreement (the “Agreement”), is executed this 27th day of August, 2015 and made effective as of January 31, 2015, by and between PhotoMedex, Inc. (“Seller”), LCA-Vision Inc. (“Company”) and Vision Acquisition, LLC (“Buyer”).

R E C I T A L S

Whereas, the Parties desire to amend the Agreement to contemplate and permit a Code §338(h)(10) or §336(e) election pursuant to which all parties (including Seller) are treated for tax purposes as if Buyer purchased the Company’s assets; and

Whereas, in consideration for Seller’s agreement to so amend the Agreement, Buyer or the Company, as the case may be, will pay Seller Two Hundred Ninety Thousand Dollars ($290,000) cash and an additional Ten Thousand Dollars ($10,000) cash for legal and accounting expenses;

FlRST AMENDMENT

NOW, THEREFORE, in consideration of and to reflect the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereby agree as follows:

1.     Definitions. Capitalized terms not defined herein shall have the meaning given in the Agreement.

2.     Amendment.

a.      Section 6.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Seller and Buyer shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. tax law) (collectively a “§338(h)(10) election”) with respect to the purchase and sale of the stock of the Company. Seller will pay any Tax attributable to the making of the §338(h)(10) Election and any such Tax shall be deemed to be included within the Pre-Closing Tax Period as contemplated in Section 6.1.

(b) Conversely, if the purchase and sale of the stock of the Company does not qualify under Code §338(h)(10), Seller and Buyer shall join in making an election under §336(e) (and any corresponding elections under state, local, or non-U.S. tax law) (collectively, a “§336(e) Election”). Seller will pay any Tax attributable to the §336(e) Election and any such Tax shall be deemed to be included within the Pre-Closing Tax Period as contemplated in Section 6.1.

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(c) Seller will also pay any state, local, or non-U.S. Tax (and will indemnify Buyer and Company against any adverse consequences arising out of a failure to pay such Tax) attributable to an election under state, local, or non-U.S. law similar to the election available under Code §338(g) (or that results from the making of an election under Code §338(g)) with respect to the purchase and sale of the stock of Company.

b.      Section 6.9 is hereby deleted.

c.      To the extent of any conflict with the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall govern.

3.	Payment. Buyer agrees to pay or cause the Company to pay, in which case the Company also agrees to pay, Seller Three Hundred Thousand Dollars ($300,000) as contemplated in the recitals above within ten (10) business days of the execution and delivery hereof.

4.	Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this First Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment by facsimile, electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this First Amendment.

5.	Agreement. All other provisions of the Agreement shall remain in full force and effect.

(signature page follows)

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives.

PhotoMedex, Inc., a Nevada Corporation	LCA-VISION INC., a Delaware Corporation

By:	/s/ Dennis McGrath	By:	/s/ M. Celebrezze
Name: Dennis McGrath, President/CFO		Name:	M. Celebrezze, CFO

Date: August 27, 2015		Date:	8/08/15

VISION ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Craig P.R. Joffe
Name:	Craig P.R. Joffe
Date:	August 28, 2015

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